Exhibit 99.1

Trovagene Launches Urine-Based HPV Test

New, non-invasive molecular diagnostic test is easy, fast, and accurate

SAN DIEGO, March 27, 2013 /PRNewswire/ — Trovagene, Inc. (NASDAQ: TROV), today announced the commercial availability of its urine-based HPV-HR (high-risk) assay, a molecular human papillomavirus (HPV) test. The non-invasive test is designed to accurately identify the presence or absence of 15 known high-risk HPV strains using proprietary DNA sequences.

Approximately 20 million Americans carry HPV, with six million new cases occurring every year, according to the Centers for Disease Control and Prevention. By the age of 50, 80 percent of all women will have had exposure to HPV at some point in their lives. In 2012, the US Preventative Task Force recommended HPV DNA testing as a mandatory part of the cervical cancer screening guidelines to help diagnose a greater number of women and thereby reduce the risk of developing cervical cancer. Currently, less than 40 percent of women undergo HPV DNA testing in conjunction with a standard Pap smear or liquid cytology sample.

The Trovagene HPV-HR DNA test is a non-invasive option that may improve the adoption and acceptance rate of HPV testing. Carrier testing for HPV can help raise awareness and encourage use of preventative measures to reduce transmission of the virus. For women who wish to avoid repeated physical exams, but still need monitoring for their HPV status, a urine-based HPV-HR DNA test can facilitate more comprehensive patient monitoring.

“The launch of our urine-based HPV-HR DNA test represents an important milestone for Trovagene,” said Antonius Schuh, Ph.D., chief executive officer. “Non-invasive carrier testing may help to increase awareness of HPV status and could reduce the incidence of HPV-related cervical cancer and other cancers worldwide.”

The Trovagene HPV-HR test is available to patients through their healthcare providers. Physicians interested in utilizing the Trovagene assay should contact Client Services at 888-391-7992. For more information, please visit www.trovagene.com/HPV.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.  Trovagene is leveraging its intellectual property in oncogene mutations via out-licensing and use of its transrenal technologies to extend oncogene mutation detection using urine as a sample.  As a non-invasive and abundant sample, urine may overcome many of the cost and collection challenges associated with biopsy, as well as the volume limitations of blood.

Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myelogenous leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients, as well as other hematologic malignancies.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.

Keith McCormick

VP, Commercial Operations

+1 (858) 952-7640

kmccormick@trovagene.com

http://www.trovagene.com